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Exhibit 99.4

DEUTSCHE BANK TRUST COMPANY AMERICAS
EXCHANGE AGENT AGREEMENT

November 22, 2004

Deutsche Bank Trust Company Americas
Trust & Securities Services
60 Wall Street, 27th Floor
New York, NY 10005
Attention: Global Debt Services

Ladies and Gentlemen:

        AES Gener S.A., a Chilean corporation (the "Company"), is offering to exchange 7.50% notes due 2014, Series A (the "Exchange Offer") for an equal principal amount of its 7.50% notes due 2014, Series B (the "Old Notes" and, together with the New Notes, the "Notes"), pursuant to a prospectus (the "Prospectus") included in the Company's Registration Statement on Form F-4 (File No. 333-118315) as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC") and attached hereto as Exhibit A. The Term "Expiration Date" shall mean 5:00 p.m., New York City time, on January 7, 2005, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Upon execution of this Agreement, Deutsche Bank Trust Company Americas will act as the Exchange Agent for the Exchange Offer (the "Exchange Agent"). References hereinafter to "you" shall refer to Deutsche Bank Trust Company Americas. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Prospectus.

        A copy of each of the form of letter of transmittal (the "Letter of Transmittal") and the form of letter to brokers and the form of letter to clients (collectively, the "Tender Documents") to be used by Holders of Old Notes in order to receive New Notes pursuant to the Exchange Offer are attached hereto as Exhibit B.

        The Exchange Offer is expected to be commenced by the Company on or about November 23, 2004. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Old Notes to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered in connection therewith.

        The Exchange Offer shall expire at 5:00 p.m., New York City time, on January 7, 2005 or on such subsequent date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

        The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange the Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer—Conditions of the Exchange Offer". The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

        In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

        1.     You are to mail the Prospectus and the Tender Documents to all of the Holders and participants on the day that you are notified by the Company that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof after the date thereof and to any persons who become Holders prior to the Expiration Date and to any persons as may from time to time be requested by the Company. All mailings pursuant to this Section 1 shall be by first class mail, postage prepaid, unless otherwise specified by the Company. You shall also accept and comply with telephone requests for information relating to the Exchange Offer provided that such information shall relate only to the procedures for tendering Old Notes in (or withdrawing tenders of Old Notes from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Vanessa Thiers.

        2.     You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

        3.     You will establish book-entry accounts with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your accounts in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

        4.     You are to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected. You are not authorized to waive any irregularity in connection with a surrender of Old Notes except as provided in paragraph 4.

        5.     With the approval of the Chief Financial Officer of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other party designated in writing by such an officer, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

        6.     Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer—Procedures for Tendering Existing Notes" and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

        Notwithstanding the provisions of this Section 6, Old Notes which the Chief Financial Officer of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

        7.     You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

        8.     You shall accept tenders:

          (a)   in cases where the Old Notes are registered in two or more names only if signed by all named holders;

          (b)   in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

          (c)   from persons other than the registered holder of Old Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

        You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the registrar for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

        9.     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes. Delivery of New Notes will be made on behalf of the Company by you at the rate set forth in the Prospectus promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility. You shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

        10.   Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

        11.   The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

        12.   If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer—Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

        13.   You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

        14.   As the Exchange Agent hereunder you:

          (a)   shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may be subsequently requested in writing of you by the Company and agreed to by you in writing with respect to the Exchange Offer;

          (b)   will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of the Old Notes deposited with you hereunder, the New Notes, and Tender Documents or other documents prepared by the Company in connection with the Exchange Offer;

          (c)   shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;

          (d)   may rely on, and shall be fully protected and indemnified as provided in Section 15 hereof in acting upon, the written or oral instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action of any officer or agent of such other person or persons as may be designated or whom you reasonably believe have been designated by the Company;

          (e)   may consult with counsel satisfactory to you, including counsel for the Company, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you in good faith and in accordance with such advice of such counsel;

          (f)    shall not at any time advise any person as to the wisdom of the Exchange Offer or as to the market value or decline or appreciation in market value of any Old Notes or New Notes; and

          (g)   shall not be liable for any action which you may do or refrain from doing in connection with this Agreement except for your gross negligence, willful misconduct or bad faith.

        15.   The Company covenants and agrees to indemnify and hold harmless Deutsche Bank Trust Company Americas and its officers, directors, employees, agents and affiliates (collectively, the "Indemnified Parties" and each an "Indemnified Party") against any loss, liability or reasonable expense of any nature (including reasonable attorneys' and other fees and expenses) incurred in connection with the administration of the duties of the Indemnified Parties hereunder in accordance with this Agreement; provided, however, such Indemnified Party shall use its best effort to notify the Company by letter, or by cable, telex or telecopier confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but in any event within 10 days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim; provided, however, that failure to so notify the Company shall not relieve the Company of any liability which it may otherwise have hereunder except such liability that is a direct result of such Indemnified Party's failure to so notify the Company. The Company shall be entitled to participate at its own expense in the defense of any such claim or legal action and if the Company so elects or if the Indemnified Party in such notice to the Company so directs, the Company shall assume the defense of any suit brought to enforce any such claim. Notwithstanding anything to the contrary set forth herein, you shall be entitled to retain counsel of your choice in any suit and the Company shall pay the fees, expenses and disbursements of such counsel. You shall not enter into a settlement or other compromise with respect to any indemnified loss, liability or expense without the prior written consent of the Company, which shall not be unreasonably withheld or delayed if not adverse to the Company's interests.

        16.   You shall advise by facsimile transmission or by email to Vanessa Thiers, Finance Manager of the Company (at the facsimile number (011) (562) 686-8991, email address: vthiers@aes.com), and to Laurie Kelly, Financial Analyst (at facsimile number (011) (562) 686-8990, email address: lkelly@aes.com) and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date, if requested) up to and including the Expiration Date, as to the number of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company.

        17.   Letters of Transmittal and book entry confirmations shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

        18.   For services rendered as Exchange Agent hereunder, you shall be entitled to compensation in accordance with the schedule of fees attached hereto as Exhibit C. The Company also will reimburse you for your reasonable out-of-pocket expenses (including, but not limited to, reasonable attorneys' fees not previously paid to you as set forth in Exhibit C) in connection with your services promptly after submission to the Company of itemized statements. The provisions of this section shall survive the termination of this Agreement.

        19.   You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent, which shall be controlled by this Exchange Agreement.

        20.   You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

        21.   You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, the Company's check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

        22.   This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

        23.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

        24.   In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        25.   This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

        26.   Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

        If to the Company:

    AES Gener S.A.
    Mariano Sánchez Fontecilla 310,
    3rd Floor
    Santiago, Chile
    Attention: Vanessa Thiers
    Facsimile: 011-562-686-8991

        With a copy to:

    Shearman & Sterling
    599 Lexington Avenue
    New York, New York 10022
    Attention: Thomas J. Friedmann
    Facsimile: 202-661-7472

        If to the Exchange Agent:

    Deutsche Bank Trust Company Americas
    Trust & Securities Services
    60 Wall Street, 27th Floor
    New York, NY 10005
    Attention: Susan Johnson, Global Debt Services
    Telephone: 212-250-4525
    Facsimile: 212-797-8614

        27.   Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 15 and 18 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

        28.   This Agreement shall be binding and effective as of the date hereof.

        Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

AES GENER S.A.
By:
Name: Title:

Accepted as of the date
first above written:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Exchange Agent

By:
Name: Title:

Exhibit C

        Deutsche Bank Trust Company Americas
Corporate Trust and Agency Group

SCHEDULE OF FEES

  I.    Exchange Agent Acceptance Fees:                        $7,500 per cusip

        Covers review of the Exchange Agent Agreement, the Letter of Transmittal and other related documentation; establishment of accounts and systems link with depositories; operational and administrative charges and time spent in connection with the review, receipt and processing of Letters of Transmittal, and confirmations of book-entry transfer into your account at the Book-Entry Transfer Facility.

A. Extension of Offer (if applicable):	$1,500 per extension
B. Midnight Expiration (if applicable):	$3,000 per extension

Note:    The fees set forth in this schedule are subject to review of documentation. The fees are also subject to change should circumstances warrant. Out-of-pocket expenses and disbursements, including counsel fees, incurred in the performance of our duties will be added to the billed fees. Fees for any services not covered in this or related schedules will be based upon our appraisal of the services rendered.

        We may place orders to buy/sell financial instruments with outside broker-dealers that we select, as well as with DB or its affiliates. These transactions (for which normal and customary spreads or other compensation may be earned by such broker-dealers, including DB or its affiliates, in addition to the charges quoted above) will be executed on a riskless principal basis solely for your account(s) and without recourse to us or our affiliates. If you choose to invest in any mutual fund, DB and/or our affiliates may earn investment management fees and other service fees/expenses associated with these funds as disclosed in the mutual fund prospectus provided to you, in addition to the charges quoted above. Likewise, DB has entered into agreements with certain mutual funds or their agents to provide shareholder services to those funds. For providing these shareholder services, DB is paid a fee by these mutual funds that calculated on an annual basis does not exceed 25 basis points of the amount of your investment in these mutual funds. In addition, if you choose to use other services provided by DB or its affiliates, Corporate Trust or other DB affiliates may be allocated a portion of the fees earned. We will provide periodic account statements describing transactions executed for your account(s). Trade confirms will be available upon your request at no additional charge. If a transaction should fail to close for reasons beyond our control, we reserve the right to charge our acceptance fee plus reimbursement for legal fees incurred.

        Shares of mutual funds are not deposits or obligations of, or guaranteed by, Deutsche Bank Trust Company Americas or any of its affiliates and are not insured by the Federal Deposit Insurance Corporation or any other agency of the U.S. Government. Investments in the mutual funds involve the possible loss of principal. Please read the prospectus carefully before investing.

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DEUTSCHE BANK TRUST COMPANY AMERICAS EXCHANGE AGENT AGREEMENT
Exhibit C